NVE Corporation Reports First Quarter Results and Announces Quarterly Dividend

Revenue increases 81% and net income increases 79%

EDEN PRAIRIE, Minn.—July 22, 2026—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2026.

Total revenue for the first quarter of fiscal 2027 increased 81% to $11.0 million from $6.10 million for the prior-year quarter. The increase was due to an 82% increase in product sales and a 53% increase in contract research and development revenue. Net income for the first quarter of fiscal 2027 increased 79% to $6.39 million, or $1.32 per diluted share, compared to $3.58 million, or $0.74 per share, for the prior-year quarter.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable August 31, 2026 to shareholders of record as of August 3, 2026.

“We’re pleased to report exceptional growth in revenue and earnings driven by new product sales and a strong semiconductor market,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks and uncertainties related to tariffs, customs, duties, and other trade barriers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2026.

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Contact: investor@nve.com

NVE CORPORATION STATEMENTS OF INCOME QUARTERS ENDED JUNE 30, 2026 AND 2025 (Unaudited)
	Quarter Ended June 30,
	2026	2025
Revenue
Product sales	$10,734,735	$5,908,570
Contract research and development	299,322	196,074
Total revenue, net	11,034,057	6,104,644
Cost of sales	2,066,045	1,182,523
Gross profit	8,968,012	4,922,121
Expenses
Research and development	946,582	720,231
Selling, general, and administrative	755,594	418,640
Total expenses	1,702,176	1,138,871
Income from operations	7,265,836	3,783,250
Interest income	449,920	498,208
Other income	-	811
Income before taxes	7,715,756	4,282,269
Provision for income taxes	1,321,565	706,451
Net income	$6,394,191	$3,575,818
Net income per share – basic	$1.32	$0.74
Net income per share – diluted	$1.32	$0.74
Weighted average shares outstanding
Basic	4,837,166	4,837,166
Diluted	4,845,744	4,838,877

NVE CORPORATION BALANCE SHEETS JUNE 30 AND MARCH 31, 2026

	(Unaudited) June 30, 2026	March 31, 2026
ASSETS
Current assets
Cash and cash equivalents	$2,896,148	$1,714,040
Marketable securities, short-term	18,875,009	18,125,060
Accounts receivable, net of allowance for credit losses of $15,000	6,545,713	3,408,941
Inventories, net	6,673,227	7,082,821
Prepaid expenses and other assets	685,921	1,860,415
Total current assets	35,676,018	32,191,277
Fixed assets
Machinery and equipment	13,900,632	13,843,799
Leasehold improvements	2,059,853	2,059,853
	15,960,485	15,903,652
Less accumulated depreciation and amortization	12,419,993	12,187,643
Net fixed assets	3,540,492	3,716,009
Marketable securities, long-term	22,137,350	23,678,452
Right-of-use asset – operating lease	763,080	793,794
Total assets	$62,116,940	$60,379,532

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$265,953	$278,599
Accrued payroll and other	1,037,155	697,611
Operating lease	201,008	165,116
Total current liabilities	1,504,116	1,141,326
Deferred tax liabilities	128,217	248,284
Long-term operating lease liability	704,817	740,423
Total liabilities	2,337,150	2,130,033

Shareholders’ equity
Common stock	48,372	48,372
Additional paid-in capital	19,928,818	19,914,769
Accumulated other comprehensive income (loss)	(72,793)	(32,010)
Retained earnings	39,875,393	38,318,368
Total shareholders’ equity	59,779,790	58,249,499
Total liabilities and shareholders’ equity	$62,116,940	$60,379,532